EXHIBIT 99.1

Chemung Financial Corporation Reports Fourth Quarter 2025 Net Income of $7.7 million, or $1.61 per share & Annual Financial Results

ELMIRA, N.Y., Jan. 26, 2026 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $7.7 million, or $1.61 per share, for the fourth quarter of 2025, compared to net income of $7.8 million, or $1.62 per share, for the third quarter of 2025, and net income of $5.9 million, or $1.24 per share, for the fourth quarter of 2024. Annual net income for the year ended December 31, 2025 of $15.1 million, or $3.14 per share, was inclusive of a $17.5 million loss on the sale of securities as part of the Corporation's balance sheet repositioning. Net income for the year ended December 31, 2024 was $23.7 million, or $4.96 per share.

“Fourth quarter results highlight the sustained benefits of the Corporation’s strategic repositioning efforts throughout the year,” said Anders M. Tomson, President and CEO of Chemung Financial Corporation. “Meaningful expansion in net interest margin of 16 basis points compared to the prior quarter, combined with strong commercial loan growth across key markets, reflects our continued ability to support high-quality client demand while maintaining disciplined funding cost management,” Tomson added.

“As we close out 2025, I want to thank our customers for their continued trust and partnership, and our colleagues across Chemung Financial Corporation for their dedication to making a meaningful difference for the individuals, businesses, and communities we serve,” added Tomson. “We enter 2026 with a clear and disciplined focus on strengthening our capabilities, enhancing how we serve our customers, and improving our processes to build greater scale, resiliency, and sustainable growth," ended Tomson.

Fourth Quarter and Full Year 2025 Highlights:

  Non-GAAP net income and earnings per share, excluding the impact of one time items in the second quarter of 2025, was $27.9 million and $5.80, respectively for the year ended December 31, 2025, compared to $23.7 million and $4.96, respectively for the prior year, increases of 17.8% and 17.0%.1
  Net interest margin increased 16 basis points, to 3.61%, for the fourth quarter 2025, compared to 3.45% for the third quarter 2025. Net interest margin for the year ended December 31, 2025 increased 50 basis points to 3.26%, compared to 2.76% for the prior year.1
  Annual loan growth in 2025 totaled $198.1 million, or 9.6%, including annual commercial loan growth of $217.4 million, or 14.3%. Total loans in the Corporation's Canal Bank division in Western New York grew 66% in 2025, to over $235 million.
  Dividends declared during the fourth quarter of 2025 were $0.34 per share.

1 See the GAAP to Non-GAAP reconciliations.

2025 vs 2024

Net Interest Income:

Net interest income for the year ended December 31, 2025 totaled $87.2 million, compared to $74.1 million for the prior year, an increase of $13.1 million, or 17.7%, driven by a decrease of $8.3 million in interest expense on deposits and increases of $8.2 million in interest income on loans and $1.6 million in interest income on interest-earning deposits, partially offset by a decrease of $4.2 million in interest and dividend income on taxable securities.

Interest expense on deposits decreased largely due to a decrease of 42 basis points in the average cost of total interest-bearing deposits, which included brokered deposits, and a decrease of $30.6 million in average balances of total interest-bearing deposits, each compared to the prior year. The decrease in average balances of total interest-bearing deposits was inclusive of a decrease of $38.0 million in average balances of brokered deposits, due to proceeds from the Corporation's sales of available for sale securities in the second quarter of 2025 being used to pay off wholesale funding liabilities, including brokered deposits. The average cost of customer time deposits decreased 73 basis points and average balances of customer time deposits decreased $25.2 million, each compared to the prior year. Both the decrease in average cost and average balances were primarily due to changes in the Corporation's promotional CD campaign offerings in the current year, compared to the prior year, which included a shift toward shorter-term options and a decrease in offered interest rates as a result of the lower market interest rate environment compared to the prior year. Additionally, proceeds from the Corporation's sales of available for sale securities in 2025 reduced reliance on customer time deposits to fund loan growth. Average balances of customer time deposits decreased to 21.0% of total average deposits in 2025 from 21.8% in 2024.

Interest income on loans increased mainly due to an increase of $129.3 million in average balances of total loans and an increase of five basis points in the average yield on total loans, each compared to the prior year. The increase in average balances of total loans was largely driven by an increase of $159.3 million in average balances of commercial loans, partially offset by a decrease of $33.9 million in average balances of consumer loans, each compared to the prior year. The increase in average balances of commercial loans was largely concentrated in commercial real estate, particularly in the Corporation's Capital Bank division in Albany and Canal Bank division in Buffalo. The decrease in average balances of consumer loans was primarily due to lower origination activity and normal portfolio turnover of indirect auto loans, as the Corporation prioritized funding other types of lending during 2025.

The increase in the average yield on total loans was mainly due to increases of 35 basis points and 15 basis points in the average yields on residential mortgages and consumer loans, respectively, partially offset by a decrease of six basis points in the average yield on total commercial loans, each compared to the prior year. The increase in the average yield on residential mortgages was primarily due to an increase in origination volumes during 2025, nearly all of which carried interest rates above the portfolio's overall average yield, due to the elevated interest rate environment. The increase in the average yield on consumer loans was largely due to fast turnover in the indirect auto portfolio as older, lower-yielding balances were replaced by higher-yielding balances, partially offset by lower yields on originations of promotional home equity lines of credit, and the impact of declines in benchmark interest rates, such as the Prime rate, on variable rate home equity loans and lines. The decrease in the average yield on commercial loans was largely due to a decrease in interest rates on variable rate commercial and industrial loans, including lines of credit, due to the declining market interest rate environment. Yields on originations of commercial real estate loans during 2025 were largely above the average yield on total commercial loans. Interest income on interest-earning deposits increased largely due to an increase of $38.4 million in average balances of interest-earning deposits compared to the prior year, mainly consisting of proceeds from the Corporation's sales of available for sale securities and issuance of subordinated debt in the second quarter of 2025, and despite a decrease of 40 basis points in the average yield on interest-earning deposits compared to the prior year, due to decreases in the Federal Funds Target Range Upper Limit during both 2025 and 2024.

Interest and dividend income on taxable securities decreased primarily due to the Corporation's sales of available for sale securities with a book value of $244.8 million during the second quarter of 2025. These sales, as well as normal paydown activity on mortgage-backed securities and SBA pooled-loan securities, resulted in a decrease of $169.7 million in average balances of taxable securities, compared to the prior year. Additionally, the average yield on taxable securities decreased 12 basis points compared to the prior year, largely due to the Corporation's optimization of securities sales proceeds, which reflects the sale of relatively higher-yielding securities in the second quarter of 2025, partially offset by a decrease in total amortization expense on available for sale securities compared to the prior year.

Fully taxable equivalent net interest margin was 3.26% for the year ended December 31, 2025, compared to 2.76% for the prior year. Average interest-earning assets decreased $18.0 million and interest-bearing liabilities decreased $32.2 million, each compared to the prior year, largely the result of the Corporation's balance sheet repositioning efforts in 2025. The average yield on interest-earning assets increased 23 basis points to 4.97%, while the average cost of interest-bearing liabilities decreased 37 basis points to 2.50%, each compared to the prior year. The total cost of funds was 1.86% in 2025, compared to 2.15% in the prior year, a decrease of 29 basis points.

Provision for Credit Losses:
Provision for credit losses for the year ended December 31, 2025 was $4.4 million, compared to a credit of $46 thousand for the prior year, an increase of $4.5 million. The increase was largely due to the annual review and update to the loss drivers which the Bank's CECL model is based upon, resulting in an increase in baseline loss rates during the current year, as well as a provision credit in the first quarter of 2024 resulting from the prior year's annual review. Additionally, an increase in loan growth and unfavorable changes in model inputs during 2025, including a decline in modeled prepayment speeds and a higher modeled unemployment rate, contributed to the increase. The increase in net charge-offs for the year ended December 31, 2025 compared to the prior year did not meaningfully contribute to the increase in provision.

Non-Interest Income:
Non-interest income for the year ended December 31, 2025 was $7.9 million, compared to $23.2 million for the prior year, a decrease of $15.3 million, or 65.9%, which included a $17.5 million loss on sales of available for sale securities in the second quarter of 2025. Excluding the losses on securities sales, the change in non-interest income compared to the prior year was largely driven by increases of $1.5 million in other non-interest income and $0.4 million in each of wealth management group fee income and service charges on deposit accounts.

The increase in other non-interest income was largely due to a gain of $0.6 million on the sale of the previous Ithaca "Station" branch property, interest received from the IRS in relation to the Corporation's receipt of proceeds from the Employee Retention Tax Credit (ERTC), an increase in commercial interest rate swap fee income, and recognition of incentives from a debit card service provider arrangement. The increase in both wealth management group fee income and service charges on deposit accounts was primarily due to fee schedule increases which were implemented in the second half of 2024.

Non-Interest Expense:
Non-interest expense for the year ended December 31, 2025 was $70.7 million, compared to $67.3 million for the prior year, an increase of $3.4 million, or 5.1%, driven by increases of $2.1 million in salaries and wages and $0.8 million in pension and other employee benefits, partially offset by a decrease of $0.6 million in FDIC insurance.

Salaries and wages increased primarily due to additional staffing in the Corporation's Canal Bank division in Western New York, including commercial lenders, wealth management professionals, and branch personnel, as well as merit-based wage increases. The increase in pension and other employee benefits was largely due to an increase in employee healthcare-related expenses, compared to the prior year, as well as an increase in payroll tax expenses, compared to the prior year. The decrease in FDIC insurance was mainly due to improved metrics used to calculate the current year assessment, as well as a smaller decrease associated with a decline in total assessed assets.

Income Tax Expense:
Income tax expense for the year ended December 31, 2025 was $4.8 million, compared to $6.4 million for the prior year, a decrease of $1.6 million. The effective tax rate for the year ended December 31, 2025 increased to 24.2%, compared to 21.3% for the prior year. The decrease in income tax expense was primarily due to a decrease in pretax income, while the increase in the effective tax rate was largely due to the establishment of a $0.8 million valuation allowance associated with deferred tax assets related to the sales of available for sale securities as part of the balance sheet repositioning.

4th Quarter 2025 vs 3rd Quarter 2025

Net Interest Income:
Net interest income for the fourth quarter of 2025 totaled $23.8 million, compared to $22.7 million for the prior quarter, an increase of $1.1 million, or 4.8%, driven by an increase of $0.8 million in interest income on loans and a decrease of $0.8 million in interest expense on deposits, partially offset by a decrease of $0.5 million in interest income on interest-earning deposits.

Interest income on loans increased largely due to an increase of $51.5 million in average balances of total loans, as well as a smaller increase attributable to an increase of one basis point in the average yield on total loans, each compared to the prior quarter. The increase in average balances of total loans was concentrated in commercial loans, which increased $50.5 million compared to the prior quarter, while average balances of residential mortgages increased $7.3 million compared to the prior quarter. Average balances of consumer loans decreased $6.3 million compared to the prior quarter. The increase in average balances of commercial loans was concentrated in commercial real estate, and the Corporation continues to experience strong demand across a range of project types and geographies. Commercial and industrial loan average balances also increased, with a majority of the increase being attributable to the Canal Bank division. Average balances of residential mortgages increased as a result of strong origination activity, which was weighted more heavily in jumbo mortgages held for investment in the current quarter. The decrease in average balances of consumer loans was largely due to a decrease in average balances of indirect auto loans, as the Corporation continued prioritizing other types of lending activity, partially offset by an increase in average balances of home equity lines and loans, which primarily increased due to usage of home equity lines originated as part of the Corporation's HELOC campaign during 2025.

The increase in the average yield on total loans consisted of increases of seven basis points and one basis point, respectively, in the average yields on consumer and commercial loans, partially offset by a decrease of five basis points in the average yield on residential mortgages. The increase in the average yield on consumer loans was largely due to turnover in the indirect auto portfolio as older, lower-yielding balances were replaced by higher-yielding new originations. The increase in the average yield on commercial loans was largely due to strong commercial real estate origination volumes, which were generally funded at yields above the portfolio's overall average yield, as well as the recognition of prepayment penalties and deferred fees associated with multiple larger payoffs during the fourth quarter, partially offset by decreases in interest rates on variable rate commercial loans, due to a general decline in benchmark indices. The decrease in the average yield on residential mortgages was primarily due to recognition of interest income on the payoff of a nonaccrual loan in the prior quarter and the recognition of deferred fees on the payoff of several larger accruing loans in the prior quarter.

Interest expense on deposits decreased mainly due to a decrease of 18 basis points in the average cost of interest-bearing deposits and a decrease of $4.9 million in average balances of interest-bearing deposits. The decrease in the average cost of interest-bearing deposits was largely due to decreases of 12 and 19 basis points, respectively, in the average cost of savings and money market deposits, and customer time deposits, respectively. The average cost of savings and money market deposits decreased largely due to seasonal outflows of municipal deposits, which are typically higher-costing, and a decrease in overall market interest rates compared to the prior quarter. The decrease in the average cost of customer time deposits was primarily due to the renewal of previous campaign offerings at lower rates and the maturity of previous higher-cost campaign offerings which were not renewed. Average balances of interest-bearing deposits decreased largely due to decreases of $42.5 million and $7.2 million in average balances of customer time deposits and brokered deposits, respectively, partially offset by increases of $22.6 million and $22.2 million in average balances of interest-bearing demand deposits and savings and money market deposits, respectively.

Interest income on interest-earning deposits decreased largely due to a decrease of $35.2 million in average balances of interest-earning deposits and a decrease of 36 basis points in the average yield on interest-earning deposits. The decrease in average balances was largely due to the utilization of remaining proceeds from the Corporation's sales of available for sale securities and issuance of subordinated debt to fund commercial loan growth in the current quarter, as well as a decrease in total deposits due to seasonal flows of municipal deposits. The decrease in the average yield earned on interest-earning deposits was largely due to decreases in the Federal Funds Target Range Upper Limit during both the third and fourth quarters of 2025.

Fully taxable equivalent net interest margin was 3.61% for the current quarter, compared to 3.45% for the prior quarter. Average interest-earning assets increased $7.5 million and average interest-bearing liabilities decreased $7.7 million during the fourth quarter, compared to the prior quarter. The average yield on interest-earning assets increased three basis points to 5.18%, while the average cost of interest-bearing liabilities decreased 17 basis points to 2.34%, compared to the prior quarter. Total cost of funds was 1.72% for the current quarter, compared to 1.85% for the prior quarter, a decrease of 13 basis points.

Provision for Credit Losses:
Provision for credit losses was $1.1 million for the fourth quarter of 2025, in line with the prior quarter. The provision was largely due to growth in commercial loan balances, specific allocations of $0.4 million made on loans individually analyzed, including $0.3 million in allocations on a single commercial real estate relationship, and increased net charge-offs, compared to the prior quarter, partially offset by improvements in Federal Open Market Committee (FOMC) forecasts for U.S. GDP growth.

Non-Interest Income:
Non-interest income for the fourth quarter of 2025 totaled $6.7 million, compared to $6.1 million for the prior quarter, an increase of $0.6 million, or 9.8%, driven by increases of $0.5 million in other non-interest income and $0.2 million in wealth management group fee income. The increase in other non-interest income was largely due to receipt of interest from the IRS in relation to the Corporation's ERTC, recognition of incentives from a debit card service provider arrangement, and an increase in interest rate swap fee income compared to the prior quarter. The increase in wealth management group fee income was primarily due to an increase in fees associated with terminating trusts.

Non-Interest Expense:
Non-interest expense for the fourth quarter of 2025 totaled $18.4 million, compared to $17.6 million for the prior quarter, an increase of $0.8 million, or 4.5%, driven by increases of $0.4 million in other non-interest expense and $0.3 million in pension and other employee benefits. The increase in other non-interest expense was mainly due to increases in charitable donations and non-loan charge-offs compared to the prior quarter. The increase in charitable donations was primarily due to the acceleration of the Corporation's charitable donations, while the increase in non-loan charge-offs was largely due to higher recoveries of prior charge-offs in the prior quarter, as well as higher deposit account charge-off activity in the current quarter. The increase in pension and other employee benefits was primarily due to increases in employee healthcare-related expenses and payroll tax expense, each compared to the prior quarter.

Income Tax Expense:
Income tax expense for the fourth quarter of 2025 was $3.3 million, compared to $2.3 million for the prior quarter, an increase of $1.0 million. The increase in income tax expense was primarily due to the establishment of a $0.8 million valuation allowance associated with deferred tax assets related to the sales of available for sale securities as part of the balance sheet repositioning. The effective tax rate for the current quarter increased to 29.6%, compared to 22.6% for the prior quarter.

4th Quarter 2025 vs 4th Quarter 2024

Net Interest Income:
Net interest income for the fourth quarter of 2025 totaled $23.8 million, compared to $19.8 million for the same period in the prior year, an increase of $4.0 million, or 20.2%, driven by an increase of $3.0 million in interest income on loans and a decrease of $2.8 million in interest expense on deposits, partially offset by a decrease of $1.5 million in interest and dividend income on taxable securities and an increase of $0.4 million in interest expense on borrowed funds.

Interest income on loans increased mainly due to an increase of $176.9 million in average balances of total loans and an increase of eight basis points in the average yield on total loans, compared to the same period in the prior year. The increase in average balances of total loans was concentrated in commercial real estate, as well as smaller increases in commercial and industrial loans and residential mortgages, partially offset by a decrease in average balances of consumer loans. Average balances of total commercial loans increased $201.2 million compared to the same period in the prior year, largely concentrated in the Capital Bank and Canal Bank divisions in the Albany and Buffalo markets. Average balances of residential mortgages increased $10.2 million compared to the same period in the prior year, mainly due to increased origination activity compared to the same period in the prior year. The decrease in average balances of consumer loans was primarily due to a decrease in average balances of indirect auto loans as a result of the Corporation continuing to prioritize other types of lending during 2025.

The increase in the average yield on total loans compared to the same period in the prior year was mainly due to an increase of 34 basis points in the average yield on residential mortgages, and to a lesser degree one and four basis point increases in the average yields on commercial and consumer loans, respectively. The increase in the average yield on residential mortgages was largely due to yields on mortgages originated during 2025 generally being higher than the overall portfolio average yield. The increase in the average yield on commercial loans was largely due to strong origination volumes during 2025, partially offset by a decrease in interest rates on variable rate commercial loans as a result of decreases in benchmark indices between the fourth quarters of 2024 and 2025. The increase in the average yield on consumer loans was largely due to net runoff of older lower-yielding indirect auto loans, which were replaced by higher-yielding loans, partially offset by advances on promotional HELOCs during 2025, and a decrease in the Prime rate compared to the same period in the prior year.

Interest expense on deposits decreased primarily due to a decrease of 49 basis points in the average cost of total interest-bearing deposits and a decrease of $106.8 million in average balances of total interest-bearing deposits, which included brokered deposits. The decrease in the average cost of total interest-bearing deposits was largely due to a decrease of 86 basis points in the average cost of customer time deposits compared to the same period in the prior year, as well as the current year period including no higher-costing brokered deposits. The decrease in the average cost of customer time deposits was largely the result of the Corporation offering shorter-term campaign specials during 2025 compared to the specials offered during 2023 and 2024. There was a reduced dependence on customer and brokered time deposits to fund loan growth as a result of an increase in cash balances representing net proceeds from the Corporation's sales of available for sale securities and issuance of subordinated debt earlier in 2025. These were also the largest contributing factors to the decrease in average balances of total interest-bearing deposits, with average balances of customer time deposits and brokered deposits decreasing $75.8 million and $74.9 million, respectively compared to the same period in the prior year. Customer time deposits comprised 19.9% of total average deposits during the fourth quarter of 2025, compared to 22.1% during the same period in the prior year.

Interest and dividend income on taxable securities decreased largely due to a decrease of $268.5 million in average balances of taxable securities, primarily due to sales of available for sale securities with a book value of $244.8 million during the second quarter of 2025, as well as normal year-over-year paydowns and maturities, which totaled $47.6 million between the fourth quarters of 2024 and 2025. Additionally, the average yield on taxable securities decreased eight basis points, largely the result of optimization of sales proceeds from available for sale securities sales.

Interest expense on borrowed funds increased largely due to an increase of $44.0 million in average balances of subordinated debt, as well as an increase of 268 basis points in the average cost of total borrowed funds, partially offset by a decrease of $36.2 million in average balances of FHLBNY overnight advances. The composition of borrowed funds during the fourth quarter of 2025 largely consisted of subordinated debt, while the composition of borrowed funds during the fourth quarter of 2024 largely consisted of FHLBNY overnight advances. The increase in the average cost of borrowed funds was primarily due to the issuance of $45.0 million in 7.75% fixed-to-floating rate notes in June 2025, partially offset by a decrease of 93 basis points in the average cost of FHLBNY overnight advances compared to the same period in the prior year.

Fully taxable equivalent net interest margin was 3.61% for the fourth quarter of 2025, compared to 2.92% for the same period in the prior year. Average interest-earning assets decreased $86.8 million, while average interest-bearing liabilities decreased $102.6 million, compared to the same period in the prior year, both primarily due to the net impact of the Corporation's balance sheet repositioning efforts in 2025. The average yield on interest-earning assets increased 39 basis points to 5.18%, while the average cost of interest-bearing liabilities decreased 39 basis points to 2.34%, compared to the same period in the prior year. Total cost of funds was 1.72% for the current quarter, compared to 2.04% for the same period in the prior year, a decrease of 32 basis points.

Provision for Credit Losses:
Provision for credit losses was $1.1 million for the fourth quarter of 2025, compared to $0.6 million for the same period in the prior year, an increase of $0.5 million. The increase was largely due to an increase in specific allocations made on individually analyzed loans in the current year period, compared to the same period in the prior year, as well as stronger loan growth in the fourth quarter of 2025. Net charge-offs were comparable between the two periods.

Non-Interest Income:
Non-interest income for the fourth quarter of 2025 was $6.7 million, compared to $6.1 million for the same period in the prior year, an increase of $0.6 million, or 9.8%, driven by an increase of $0.4 million in other non-interest income. The increase in other non-interest income was largely due to receipt of interest from the IRS in relation to the Corporation's ERTC and recognition of incentives from a debit card service provider arrangement.

Non-Interest Expense:
Non-interest expense for the fourth quarter of 2025 was $18.4 million, compared to $17.8 million for the same period in the prior year, an increase of $0.6 million, or 3.4%, driven by increases of $0.4 million in salaries and wages, $0.3 million in pension and other employee benefits, and $0.3 million in other non-interest expense, partially offset by decreases of $0.2 million in data processing and $0.2 million in FDIC insurance.

Salaries and wages increased mainly due to merit-based salary increases for existing employees, an increase in incentives compared to the same period in the prior year, and additional staffing in the Corporation's Western New York Canal Bank division, consisting of additional lending, branch, and wealth management personnel. Pension and employee benefits increased largely due to an increase in employee healthcare-related expenses compared to the same period in the prior year. Other non-interest expense increased largely due to the acceleration of charitable donations in the current year period, and an increase in operational losses on the sale of repossessed vehicles compared to the same period in the prior year. The decrease in data processing was primarily due to a decrease in debit card related expenses and a decrease in core service provider expenses, each compared to the same period in the prior year. FDIC insurance decreased largely due to favorable changes in metrics used to determine assessment rates, as well as a smaller decrease associated with a decrease in total assessed assets.

Income Tax Expense:
Income tax expense for the fourth quarter of 2025 was $3.3 million, compared to $1.6 million for the same period in the prior year, an increase of $1.7 million. The increase in income tax expense was primarily due to the establishment of a $0.8 million valuation allowance in the current quarter associated with deferred tax assets related to the sales of available for sale securities as part of the balance sheet repositioning, and an increase in pretax income compared to the same period in the prior year. The effective tax rate for the current quarter increased to 29.6%, compared to 21.2% for the same period in the prior year.

Asset Quality
Non-performing loans totaled $7.9 million, or 0.35% of total loans, as of December 31, 2025, compared to $9.0 million, or 0.43% of total loans as of December 31, 2024, a decrease of $1.1 million. The decrease was driven by $2.5 million in paydowns and payoffs on non-performing commercial loans, and $0.8 million in commercial and industrial loan charge-offs, most of which occurred in the second quarter of 2025. These reductions were partially offset by $0.4 million in additions to non-performing commercial loans and a $1.4 million increase in total retail non-performing loans as of December 31, 2025 compared to December 31, 2024. The increase in non-performing retail loans was relatively evenly distributed amongst residential mortgages, home equity loans and lines, and indirect auto loans. Non-performing assets, which are comprised of non-performing loans, other real estate owned, and repossessed vehicles, totaled $8.2 million, or 0.30% of total assets as of December 31, 2025, compared to $9.6 million, or 0.35% of total assets as of December 31, 2024. There was no other real estate owned as of December 31, 2025, compared to $0.4 million as of December 31, 2024, while repossessed vehicles were $0.3 million as of December 31, 2025 and $0.2 million as of December 31, 2024, an increase of $0.1 million.

Total loan delinquencies declined during 2025, compared to December 31, 2024. Total loan delinquencies, inclusive of delinquent nonaccrual loans, were $11.0 million as of December 31, 2025, compared to $11.9 million as of December 31, 2024. The decrease in total delinquencies was largely due to a decrease of $1.9 million in delinquent commercial loan balances, which was largely due to payoffs of nonaccrual commercial real estate loans and charge-offs of nonaccrual commercial and industrial loans during 2025. Partially offsetting the decrease was an increase of $1.0 million in delinquent retail loan balances, which was mainly due to increases in delinquent home equity and indirect auto loans. Total net charge-offs for the year ended December 31, 2025 were 0.09% of average total loans, compared to 0.06% for the year ended December 31, 2024, an increase of three basis points. The increase in charge-offs to total average loans was largely due to a $0.7 million commercial and industrial loan charge-off in the second quarter of 2025. Total commercial loan charge-offs were 0.05% of average commercial loan balances during 2025 and total consumer loan charge-offs were 0.40% of average consumer loan balances during 2025. On an annualized basis, total net charge-offs for the fourth quarter of 2025 were 0.09% of average total loans, compared to 0.12% for the same period in the prior year, a decrease of three basis points, largely due to $0.3 million in commercial and industrial loan charge-offs during the fourth quarter of 2024. Total annualized commercial loan charge-offs were 0.02% of average loan balances in the fourth quarter of 2025, while annualized consumer loan charge-offs were 0.72% of average loan balances.

The allowance for credit losses on loans was $24.2 million as of December 31, 2025, compared to $21.4 million as of December 31, 2024. The allowance for credit losses on unfunded commitments, a component of other liabilities, was $0.6 million as of December 31, 2025 and $0.8 million as of December 31, 2024. The increase in the allowance for credit losses on loans was primarily attributable to the annual review and update to loss drivers used in the Bank's CECL model, which resulted in higher baseline loss rates for most of the Bank's portfolio segments, as well as year-to-date loan growth, concentrated in commercial real estate. Also contributing to the increase in the allowance were declines in modeled prepayment speeds, among other adjustments to model inputs during the year. Partially offsetting an overall increase in the allowance was a $0.4 million decrease in allowance allocations on individually analyzed loans, largely due to commercial net charge-offs in the second quarter of 2025, partially offset by current year specific allocations. The ratio of allowance for credit losses on loans to total loans was 1.07% as of December 31, 2025 and 1.03% as of December 31, 2024, while the allowance for credit losses on loans was 306.13% of non-performing loans as of December 31, 2025 and 238.87% as of December 31, 2024. Provision for credit losses as a percentage of average loan balances was 0.20% for the fourth quarter of 2025 and 0.21% for the year-ended December 31, 2025.

Balance Sheet Activity
Total assets were $2.710 billion as of December 31, 2025, compared to $2.776 billion as of December 31, 2024, a decrease of $65.9 million, or 2.4%. This decrease was driven by the Corporation's balance sheet repositioning efforts during 2025, which included the sale of a portion of the available for sale securities portfolio, issuance of subordinated debt, and the payoff of a majority of the Corporation's wholesale funding liabilities. Securities available for sale decreased $250.8 million, while other assets and interest rate swap assets decreased $7.3 million and $6.5 million, respectively. Partially offsetting this overall decrease was an increase of $198.1 million in loans, net of deferred origination costs.

Securities available for sale decreased primarily due to the Corporation's completed balance sheet repositioning, which largely occurred during the second and third quarters of 2025, including the sale of available for sale securities with a market value of $227.3 million at the time of sale. Also contributing to the decrease were year-to-date net paydowns and maturities on available for sale securities totaling $43.1 million, largely on mortgage-backed securities and SBA pooled-loan securities. Partially offsetting the overall decrease in the available for sale securities portfolio was an increase of $21.0 million in the fair value of securities, mainly due to favorable changes in interest rates compared to December 31, 2024. The decrease in interest rate swap assets was largely due to changes in market interest rates compared to December 31, 2024, while the decrease in other assets was mainly due to a decrease in deferred tax assets as a result of an increase in the fair value of available for sale securities and the receipt of the Corporation's ERTC proceeds during the current year.

Loans, net of deferred origination fees and costs increased mainly due to growth in commercial loan balances. Total commercial loan balances increased $217.4 million, or 14.3%, compared to prior year-end, comprised of increases of $192.7 million in commercial real estate balances and of $24.7 million in commercial and industrial balances. The Corporation's Capital Bank division in its Albany market contributed $99.8 million of the commercial loan growth, or 45% of total growth, the Canal Bank division in the Buffalo market contributed $86.1 million, or 40% of commercial growth, while the Chemung Canal division in the Southern Tier market contributed $31.5 million, or 15% of commercial growth. The increase in the Canal Bank division represents the largest annual increase in loan balances since the Corporation entered the Buffalo market, while the commercial loan growth in the Chemung Canal division was the largest annual growth since 2020, which had been driven by the Paycheck Protection Program (PPP).

Residential mortgages increased $11.9 million, or 4.3%, compared to prior year-end, with overall annual origination activity increasing in 2025 compared to the prior year. Consumer loans decreased $31.2 million, or 11.1%, compared to prior year-end, largely due to lower levels of indirect auto loan origination activity, and a relatively fast turnover rate in the portfolio. The overall decrease in consumer loan balances was partially offset by an increase of $16.5 million in balances of home equity loans and lines, largely due to the Corporation's promotional efforts during 2025.

Total liabilities were $2.456 billion as of December 31, 2025, compared to $2.561 billion as of December 31, 2024, a decrease of $105.3 million, or 4.1%. Similar to the decrease in total assets, this decrease was driven by the Corporation's balance sheet repositioning efforts during 2025. Total deposits decreased $126.2 million and advances and other debt decreased $22.3 million, while subordinated debt, net of deferred issuance costs, increased $44.0 million, each compared to prior year-end.

Total deposits decreased $126.2 million, or 5.3%, compared to the prior year-end, largely due to a decrease in brokered deposits of $92.2 million, as well as a decrease of $34.0 million in total customer deposits, each compared to prior year-end. The decrease in brokered deposits represents the payoff of all outstanding brokered deposits at maturity in the third quarter of 2025 using proceeds from the Corporation's sales of available for sale securities and issuance of subordinated debt. The decrease in total customer deposits was largely due to a decrease of $68.1 million in customer time deposits, partially offset by increases of $20.1 million in interest-bearing demand deposits, $8.9 million in savings deposits, and $6.3 million in money market deposits.

The decrease in customer time deposits was largely due to maturities of previous CD campaign offerings which were not renewed. The increase in interest-bearing demand deposits was largely due to net inflows from municipal and commercial clients compared to prior year-end, while the increase in savings deposits was largely due to net inflows from municipal clients, also compared to prior year-end. The increase in money market deposits was primarily due to inflows from commercial clients, compared to prior year-end. Non interest-bearing deposits comprised 27.5% and 26.1% of total deposits as of December 31, 2025 and December 31, 2024, respectively, and the increase in this ratio was largely the result of a decrease in brokered deposits compared to prior year-end.

Advances and other debt decreased primarily due to decreased usage of FHLBNY advances as of December 31, 2025 compared to prior year-end, largely due to using proceeds from the Corporation's balance sheet repositioning to fund loan growth during the second half of 2025. Utilization of FHLBNY overnight advances increased during the fourth quarter of 2025, primarily due to seasonal outflows of municipal deposits.

Subordinated debt, net of deferred issuance costs, increased due to the issuance of $45.0 million in 7.75% fixed-to-floating rate notes in June 2025 in a private offering. There were $1.0 million in deferred issuance costs associated with the offering. The subordinated debt qualifies as tier 2 capital at the holding company and tier 1 capital at the Bank. Of the $45.0 million in subordinated debt issued, $37.0 million was downstreamed to the Bank, qualifying as tier 1 capital. The notes carry an original term of ten years and are redeemable by the Corporation beginning in June 2030, and beginning in June 2030 will float based on the then current Three-Month Term SOFR, plus 415 basis points. Further details regarding the offering can be found in the Corporation's Form 8-K filed with the Securities and Exchange Commission on June 10, 2025.

Total shareholders’ equity was $254.7 million as of December 31, 2025, compared to $215.3 million as of December 31, 2024, an increase of $39.4 million, or 18.3%, driven by a decrease of $29.0 million in accumulated other comprehensive loss and an increase of $8.8 million in retained earnings. The decrease in accumulated other comprehensive loss was largely due to an increase in the fair value of securities available for sale, primarily due to favorable changes in market interest rates, as well as the reclassification of a portion of losses attributable to the available for sale securities portfolio into current period earnings, as a result of the Corporation's sales of available for sale securities in the second quarter of 2025. The increase in retained earnings was mainly due to net income for the year ended December 31, 2025, totaling $15.1 million, which is inclusive of a $13.2 million loss on the sale of available for sale securities in the second quarter of 2025, net of tax impacts, partially offset by dividends declared of $6.3 million during the year ended December 31, 2025.

The total equity to total assets ratio was 9.40% as of December 31, 2025, compared to 7.76% as of December 31, 2024, and the tangible equity to tangible assets ratio was 8.66% as of December 31, 2025, compared to 7.02% as of December 31, 2024.1 Book value per share and tangible book value per share increased to $52.97 and $48.43, respectively, as of December 31, 2025, from $45.13 and $40.55, respectively, as of December 31, 2024.1 The Corporation's sales of securities available for sale did not impact book value per share or tangible book value per share. As of December 31, 2025, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under the regulatory framework for prompt corrective action.

1 See the GAAP to Non-GAAP reconciliations

Liquidity
The Corporation uses a variety of resources to manage its liquidity, and management believes it has the necessary liquidity to allow for flexibility in meeting its various operational and strategic needs. These include short-term investments, cash flow from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits of $250,000 or greater, brokered deposits, FHLBNY overnight and term advances, and FRB advances. Borrowings may be used on a short-term basis for liquidity purposes or on a long-term basis to fund asset growth.

As of December 31, 2025, the Corporation's cash and cash equivalents balance was $50.1 million, largely reflecting a normal level of operating liquidity following the deployment of most proceeds from the sales of available for sale securities and subordinated debt issuance in the second quarter of 2025. The Corporation continues to maintain an investment portfolio of securities available for sale, consisting of government-sponsored entity mortgage-backed securities and collateralized mortgage obligations, municipal bonds, and corporate bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if needed. As of December 31, 2025, the Corporation's investment in securities available for sale was $280.6 million, $102.4 million of which was not pledged as collateral. Additionally, as of December 31, 2025, the Bank's total advance line capacity at the Federal Home Loan Bank of New York was $178.5 million, $87.1 million of which was utilized and $91.4 million of which was available as of December 31, 2025.

As of December 31, 2025, uninsured deposits totaled $682.5 million, or 30.1% of total deposits, including $161.4 million of municipal deposits collateralized by pledged assets, when required. As of December 31, 2024, uninsured deposits totaled $652.3 million, or 27.2% of total deposits, including $145.6 million of municipal deposits collateralized by pledged assets, when required. The increase in the ratio of uninsured deposits to total deposits was largely due to a decrease in brokered deposits compared to prior-year end. Due to their fluidity, the Corporation closely monitors uninsured deposit levels when considering liquidity management strategies.

The Corporation had no outstanding brokered deposits as of December 31, 2025, following the maturity of $100.0 million in early July 2025. As part of its strategic balance sheet repositioning, the Corporation did not replace the brokered deposits at maturity, reflecting its efforts to reduce reliance on higher cost wholesale funding sources. The Corporation may use brokered deposits in the future in funding asset growth or as an additional source of liquidity in supporting ongoing operations.

Other Items
The market value of total assets under management or administration in our Wealth Management Group was $2.338 billion as of December 31, 2025, including $301.8 million of assets under management or administration for the Corporation, compared to $2.212 billion as of December 31, 2024, including $301.9 million of assets under management or administration for the Corporation, an increase of $126.5 million, or 5.7%. Excluding assets under management or administration for the Corporation, the total market value of Wealth Management Group assets increased $126.6 million, or 6.6%, largely due to improvements in financial markets during 2025.

As previously announced on January 8, 2021, the Corporation's Board of Directors approved a stock repurchase program. Under the repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. As of December 31, 2025, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the fourth quarter of 2025. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares as of December 31, 2025.

About Chemung Financial Corporation
Chemung Financial Corporation is a $2.7 billion financial services holding company headquartered in Elmira, New York and operates 30 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services, and insurance.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot guarantee that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, tariffs, cybersecurity risks, changes in FDIC assessments, bank failures, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2024 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
(in thousands)	2025	2025	2025	2025	2024
ASSETS
Cash and due from financial institutions	$22,772	$32,445	$35,825	$32,087	$26,224
Interest-earning deposits in other financial institutions	27,325	75,201	284,226	21,348	20,811
Total cash and cash equivalents	50,097	107,646	320,051	53,435	47,035

Equity investments	3,765	3,616	3,387	3,249	3,235

Securities available for sale	280,598	280,514	287,335	528,327	531,442
Securities held to maturity	640	680	680	808	808
FHLB and FRB stock, at cost	9,466	5,524	6,826	8,040	9,117
Total investment securities	290,704	286,718	294,841	537,175	541,367

Commercial	1,733,912	1,671,261	1,591,999	1,555,988	1,516,525
Residential mortgage	286,885	277,729	278,221	275,448	274,979
Consumer	248,764	253,366	262,194	266,200	279,915
Loans, net of deferred loan fees	2,269,561	2,202,356	2,132,414	2,097,636	2,071,419
Allowance for credit losses	(24,209)	(23,645)	(22,665)	(22,522)	(21,388)
Loans, net	2,245,352	2,178,711	2,109,749	2,075,114	2,050,031

Loans held for sale	2,102	3,075	2,212	284	-
Premises and equipment, net	15,401	15,376	15,438	16,222	16,375
Operating lease right-of-use assets	4,755	4,943	5,139	5,332	5,446
Goodwill	21,824	21,824	21,824	21,824	21,824
Accrued interest receivable and other assets	76,235	74,725	79,847	84,090	90,834
Total assets	$2,710,235	$2,696,634	$2,852,488	$2,796,725	$2,776,147

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non interest-bearing demand deposits	$624,532	$633,216	$624,389	$619,645	$625,762
Interest-bearing demand deposits	326,645	356,271	348,169	339,790	306,536
Money market deposits	601,391	652,289	639,706	625,505	595,123
Savings deposits	254,490	231,905	238,228	249,541	245,550
Time deposits	463,616	484,835	618,470	598,915	623,912
Total deposits	2,270,674	2,358,516	2,468,962	2,433,396	2,396,883

Advances and other debt	90,554	3,530	58,616	88,701	112,889
Subordinated debt, net of deferred issuance costs	44,028	44,002	44,146	—	—
Operating lease liabilities	4,937	5,124	5,319	5,516	5,629
Accrued interest payable and other liabilities	45,333	40,154	40,479	40,806	45,437
Total liabilities	2,455,526	2,451,326	2,617,522	2,568,419	2,560,838

Shareholders' equity
Common stock	53	53	53	53	53
Additional paid-in capital	49,547	49,027	48,502	48,157	48,783
Retained earnings	256,484	250,373	244,211	252,195	247,705
Treasury stock, at cost	(15,322)	(15,069)	(15,095)	(15,180)	(16,167)
Accumulated other comprehensive loss	(36,053)	(39,076)	(42,705)	(56,919)	(65,065)
Total shareholders' equity	254,709	245,308	234,966	228,306	215,309
Total liabilities and shareholders' equity	$2,710,235	$2,696,634	$2,852,488	$2,796,725	$2,776,147

Period-end shares outstanding	4,809	4,812	4,810	4,807	4,771

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended December 31,		Percent Change	Twelve Months Ended December 31,		Percent Change
(in thousands, except per share data)	2025	2024		2025	2024
Interest and dividend income:
Loans, including fees	$31,809	$28,805	10.4	$120,376	$112,128	7.4
Taxable securities	1,670	3,161	(47.2)	8,876	13,029	(31.9)
Tax exempt securities	75	247	(69.6)	620	1,009	(38.6)
Interest-earning deposits	665	384	73.2	2,963	1,398	111.9
Total interest and dividend income	34,219	32,597	5.0	132,835	127,564	4.1

Interest expense:
Deposits	9,390	12,191	(23.0)	41,793	50,052	(16.5)
Borrowed funds	985	585	68.4	3,885	3,453	12.5
Total interest expense	10,375	12,776	(18.8)	45,678	53,505	(14.6)

Net interest income	23,844	19,821	20.3	87,157	74,059	17.7
Provision (credit) for credit losses	1,136	551	106.2	4,437	(46)	N/M
Net interest income after provision for credit losses	22,708	19,270	17.8	82,720	74,105	11.6

Non-interest income:
Wealth management group fee income	3,118	3,019	3.3	11,945	11,573	3.2
Service charges on deposit accounts	1,099	1,113	(1.3)	4,427	4,042	9.5
Interchange revenue from debit card transactions	1,082	1,099	(1.5)	4,302	4,426	(2.8)
Net gains (losses) on securities transactions	—	—	N/M	(17,498)	—	N/M
Change in fair value of equity investments	14	(54)	(125.9)	211	179	17.9
Net gains on sales of loans held for sale	92	52	76.9	261	214	22.0
Net gains (losses) on sales of other real estate owned	10	4	150.0	2	(18)	N/M
Income from bank owned life insurance	8	9	(11.1)	32	38	(15.8)
Other	1,250	814	53.6	4,263	2,776	53.6
Total non-interest income	6,673	6,056	10.2	7,945	23,230	(65.8)

Non-interest expense:
Salaries and wages	7,856	7,450	5.4	30,569	28,457	7.4
Pension and other employee benefits	2,555	2,296	11.3	8,887	8,083	9.9
Other components of net periodic pension and postretirement benefits	(113)	(218)	48.2	(452)	(909)	50.3
Net occupancy	1,477	1,472	0.3	5,812	5,832	(0.3)
Furniture and equipment	475	462	2.8	1,702	1,659	2.6
Data processing	2,417	2,656	(9.0)	10,048	10,093	(0.4)
Professional services	627	714	(12.2)	2,706	2,353	15.0
Marketing and advertising	355	239	48.5	1,248	1,182	5.6
Other real estate owned expense	1	41	(97.6)	23	157	(85.4)
FDIC insurance	293	503	(41.7)	1,518	2,120	(28.4)
Loan expense	316	374	(15.5)	1,152	1,182	(2.5)
Other	2,129	1,834	16.1	7,516	7,041	6.7
Total non-interest expense	18,388	17,823	3.2	70,729	67,250	5.2

Income before income tax expense	10,993	7,503	46.5	19,936	30,085	(33.7)
Income tax expense	3,252	1,589	104.7	4,832	6,414	(24.7)
Net income	$7,741	$5,914	30.9	$15,104	$23,671	(36.2)

Basic and diluted earnings per share	$1.61	$1.24		$3.14	$4.96
Cash dividends declared per share	$0.34	$0.31		$1.32	$1.24
Average basic and diluted shares outstanding	4,811	4,774		4,804	4,770

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Twelve Months Ended
Consolidated Financial Highlights (Unaudited)	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share data)	2025	2025	2025	2025	2024	2025	2024
RESULTS OF OPERATIONS
Interest income	$34,219	$33,884	$33,034	$31,698	$32,597	$132,835	$127,564
Interest expense	10,375	11,196	12,226	11,881	12,776	45,678	53,505
Net interest income	23,844	22,688	20,808	19,817	19,821	87,157	74,059
Provision (credit) for credit losses	1,136	1,064	1,145	1,092	551	4,437	(46)
Net interest income after provision for credit losses	22,708	21,624	19,663	18,725	19,270	82,720	74,105
Non-interest income	6,673	6,088	(10,705)	5,889	6,056	7,945	23,230
Non-interest expense	18,388	17,645	17,769	16,927	17,823	70,729	67,250
Income before income tax expense	10,993	10,067	(8,811)	7,687	7,503	19,936	30,085
Income tax expense	3,252	2,275	(2,359)	1,664	1,589	4,832	6,414
Net income	$7,741	$7,792	$(6,452)	$6,023	$5,914	$15,104	$23,671

Basic and diluted earnings per share	$1.61	$1.62	$(1.35)	$1.26	$1.24	$3.14	$4.96
Average basic and diluted shares outstanding	4,811	4,811	4,808	4,791	4,774	4,804	4,770

PERFORMANCE RATIOS
Return on average assets	1.14%	1.15%	(0.92%)	0.88%	0.85%	0.55%	0.86%
Return on average equity	12.17%	12.89%	(11.29%)	10.96%	10.73%	6.40%	11.53%
Return on average tangible equity (a)	13.32%	14.18%	(12.48%)	12.15%	11.92%	7.05%	12.90%
Efficiency ratio (unadjusted) (e)	60.25%	61.32%	175.88%	65.85%	68.88%	74.37%	69.12%
Efficiency ratio (adjusted) (a)	60.12%	61.18%	65.69%	65.64%	68.64%	63.00%	68.89%
Non-interest expense to average assets	2.71%	2.61%	2.54%	2.47%	2.57%	2.58%	2.45%
Loans to deposits	99.95%	93.38%	86.37%	86.20%	86.42%	99.95%	86.42%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	5.69%	5.68%	5.61%	5.49%	5.61%	5.62%	5.57%
Yield on investments	2.40%	2.55%	2.27%	2.26%	2.29%	2.35%	2.28%
Yield on interest-earning assets	5.18%	5.15%	4.83%	4.72%	4.79%	4.97%	4.74%
Cost of interest-bearing deposits	2.18%	2.36%	2.45%	2.48%	2.67%	2.37%	2.79%
Cost of borrowings	7.42%	7.33%	4.90%	4.54%	4.74%	5.83%	5.03%
Cost of interest-bearing liabilities	2.34%	2.51%	2.57%	2.55%	2.73%	2.50%	2.87%
Cost of funds	1.72%	1.85%	1.94%	1.92%	2.04%	1.86%	2.15%
Interest rate spread	2.84%	2.64%	2.26%	2.17%	2.06%	2.47%	1.87%
Net interest margin, fully taxable equivalent	3.61%	3.45%	3.05%	2.96%	2.92%	3.26%	2.76%

CAPITAL
Total equity to total assets at end of period	9.40%	9.10%	8.24%	8.16%	7.76%	9.40%	7.76%
Tangible equity to tangible assets at end of period (a)	8.66%	8.36%	7.53%	7.44%	7.02%	8.66%	7.02%
Book value per share	$52.97	$50.98	$48.85	$47.49	$45.13	$52.97	$45.13
Tangible book value per share (a)	48.43	46.44	44.31	42.95	40.55	48.43	40.55
Period-end market value per share	55.80	52.52	48.47	47.57	48.81	55.80	48.81
Dividends declared per share	0.34	0.34	0.32	0.32	0.31	1.32	1.24

AVERAGE BALANCES
Loans and loans held for sale (b)	$2,223,188	$2,171,673	$2,108,557	$2,077,739	$2,046,270	$2,145,759	$2,016,481
Interest-earning assets	2,625,177	2,617,680	2,749,856	2,729,661	2,711,995	2,680,133	2,698,148
Total assets	2,691,963	2,684,273	2,802,226	2,784,414	2,761,875	2,740,311	2,744,721
Deposits	2,340,931	2,343,596	2,432,713	2,445,597	2,446,662	2,390,295	2,419,744
Total equity	252,325	239,836	229,161	222,802	219,254	236,122	205,280
Tangible equity (a)	230,501	218,012	207,337	200,978	197,430	214,298	183,456

ASSET QUALITY
Net charge-offs	$532	$86	$992	$262	$594	$1,872	$1,160
Non-performing loans (c)	7,908	7,762	8,237	9,881	8,954	7,908	8,954
Non-performing assets (d)	8,165	7,972	8,447	10,282	9,606	8,165	9,606
Allowance for credit losses	24,209	23,465	22,665	22,522	21,388	24,209	21,388
Annualized net charge-offs to average loans	0.09%	0.02%	0.19%	0.05%	0.12%	0.09%	0.06%
Non-performing loans to total loans	0.35%	0.35%	0.39%	0.47%	0.43%	0.35%	0.43%
Non-performing assets to total assets	0.30%	0.30%	0.30%	0.37%	0.35%	0.30%	0.35%
Allowance for credit losses to total loans	1.07%	1.07%	1.06%	1.07%	1.03%	1.07%	1.03%
Allowance for credit losses to non-performing loans	306.13%	304.63%	275.16%	227.93%	238.87%	306.13%	238.87%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Loans and loans held for sale do not reflect the allowance for credit losses.
(c) Non-performing loans include nonaccrual loans only.
(d) Non-performing assets include non-performing loans plus other real estate owned and repossessed vehicles.
(e) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended December 31, 2025			Three Months Ended December 31, 2024			Three Months Ended December 31, 2025 vs. 2024
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,687,255	$25,156	5.92%	$1,486,012	$22,069	5.91%	$3,087	$3,049	$38
Residential mortgage loans	284,942	3,111	4.33%	274,705	2,739	3.99%	372	113	259
Consumer loans	250,991	3,591	5.68%	285,553	4,051	5.64%	(460)	(489)	29
Taxable securities	326,139	1,681	2.04%	594,667	3,169	2.12%	(1,488)	(1,373)	(115)
Tax-exempt securities	11,238	85	3.00%	37,776	273	2.88%	(188)	(199)	11
Interest-earning deposits	64,612	665	4.08%	33,282	384	4.59%	281	328	(47)
Total interest-earning assets	2,625,177	34,289	5.18%	2,711,995	32,685	4.79%	1,604	1,429	175

Non interest-earning assets:
Cash and due from banks	25,200			25,056
Other assets	65,311			46,352
Allowance for credit losses	(23,725)			(21,528)
Total assets	$2,691,963			$2,761,875

Interest-bearing liabilities:
Interest-bearing checking	$349,082	$1,340	1.52%	$327,223	$1,391	1.69%	$(51)	$91	$(142)
Savings and money market	893,129	4,213	1.87%	871,196	4,278	1.95%	(65)	109	(174)
Time deposits	465,043	3,837	3.27%	540,817	5,618	4.13%	(1,781)	(717)	(1,064)
Brokered deposits	—	—	—%	74,861	904	4.80%	(904)	(904)	—
FHLBNY overnight advances	5,161	50	3.84%	41,408	505	4.77%	(455)	(372)	(83)
Term advances and other debt	3,473	37	4.23%	6,987	80	4.56%	(43)	(37)	(6)
Subordinated debt	44,044	898	8.09%	—	—	—%	898	898	—
Total interest-bearing liabilities	1,759,932	10,375	2.34%	1,862,492	12,776	2.73%	(2,401)	(932)	(1,469)

Non interest-bearing liabilities:
Demand deposits	633,677			632,565
Other liabilities	46,029			47,564
Total liabilities	2,439,638			2,542,621
Shareholders' equity	252,325			219,254
Total liabilities and shareholders' equity	$2,691,963			$2,761,875

Fully taxable equivalent net interest income		23,914			19,909		$4,005	$2,361	$1,644
Net interest rate spread (1)			2.84%			2.06%
Net interest margin, fully taxable equivalent (2)			3.61%			2.92%
Taxable equivalent adjustment		(70)			(88)
Net interest income		$23,844			$19,821

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Twelve Months Ended December 31, 2025			Twelve Months Ended December 31, 2024			Twelve Months Ended December 31, 2025 vs. 2024
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,605,835	$94,144	5.86%	$1,446,493	$85,570	5.92%	$8,574	$9,441	$(867)
Residential mortgage loans	278,658	11,722	4.21%	274,801	10,618	3.86%	1,104	148	956
Consumer loans	261,266	14,707	5.63%	295,187	16,165	5.48%	(1,458)	(1,893)	435
Taxable securities	443,643	8,896	2.01%	613,375	13,046	2.13%	(4,150)	(3,448)	(702)
Tax-exempt securities	23,103	696	3.01%	39,032	1,103	2.83%	(407)	(474)	67
Interest-earning deposits	67,628	2,963	4.38%	29,260	1,398	4.78%	1,565	1,691	(126)
Total interest-earning assets	2,680,133	133,128	4.97%	2,698,148	127,900	4.74%	5,228	5,465	(237)

Non interest-earning assets:
Cash and due from banks	25,710			25,112
Other assets	57,159			42,950
Allowance for credit losses	(22,691)			(21,489)
Total assets	$2,740,311			$2,744,721

Interest-bearing liabilities:
Interest-bearing checking	$336,674	$5,228	1.55%	$313,070	$5,561	1.78%	$(333)	$408	$(741)
Savings and money market	872,776	16,692	1.91%	863,849	17,468	2.02%	(776)	179	(955)
Time deposits	501,546	17,506	3.49%	526,727	22,221	4.22%	(4,715)	(1,021)	(3,694)
Brokered deposits	52,775	2,367	4.49%	90,729	4,802	5.29%	(2,435)	(1,788)	(647)
FHLBNY overnight advances	7,523	336	4.47%	21,907	1,151	5.17%	(815)	(676)	(139)
Term advances and other debt	34,368	1,546	4.50%	46,363	2,302	4.97%	(756)	(554)	(202)
Subordinated debt	24,775	2,003	8.08%	—	—	—%	2,003	2,003	—
Total interest-bearing liabilities	1,830,437	45,678	2.50%	1,862,645	53,505	2.87%	(7,827)	(1,449)	(6,378)

Non interest-bearing liabilities:
Demand deposits	626,524			625,369
Other liabilities	47,228			51,427
Total liabilities	2,504,189			2,539,441
Shareholders' equity	236,122			205,280
Total liabilities and shareholders' equity	$2,740,311			$2,744,721

Fully taxable equivalent net interest income		87,450			74,395		$13,055	$6,914	$6,141
Net interest rate spread (1)			2.47%			1.87%
Net interest margin, fully taxable equivalent (2)			3.26%			2.76%
Taxable equivalent adjustment		(293)			(336)
Net interest income		$87,157			$74,059

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	Three Months Ended December 31, 2025			Three Months Ended September 30, 2025			Three Months Ended December 31, 2025 vs. September 30, 2025
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest-earning assets:
Commercial loans	$1,687,255	$25,156	5.92%	$1,636,743	$24,383	5.91%	$773	$733	$40
Residential mortgage loans	284,942	3,111	4.33%	277,682	3,063	4.38%	48	82	(34)
Consumer loans	250,991	3,591	5.68%	257,248	3,638	5.61%	(47)	(91)	44
Taxable securities	326,139	1,681	2.04%	334,290	1,656	1.97%	25	(38)	63
Tax-exempt securities	11,238	85	3.00%	11,864	93	3.11%	(8)	(5)	(3)
Interest-earning deposits	64,612	665	4.08%	99,853	1,118	4.44%	(453)	(368)	(85)
Total interest-earning assets	2,625,177	34,289	5.18%	2,617,680	33,951	5.15%	338	313	25

Non interest-earning assets:
Cash and due from banks	25,200			26,580
Other assets	65,311			62,923
Allowance for credit losses	(23,725)			(22,910)
Total assets	$2,691,963			$2,684,273

Interest-bearing liabilities:
Interest-bearing checking	$349,082	$1,340	1.52%	$326,464	$1,287	1.56%	$53	$87	$(34)
Savings and money market	893,129	4,213	1.87%	870,958	4,376	1.99%	(163)	108	(271)
Time deposits	465,043	3,837	3.27%	507,557	4,429	3.46%	(592)	(358)	(234)
Brokered deposits	—	—	—%	7,174	79	4.37%	(79)	(79)	—
FHLBNY overnight advances	5,161	50	3.84%	23	—	—%	50	50	—
Term advances and other debt	3,473	37	4.23%	11,331	127	4.45%	(90)	(84)	(6)
Subordinated debt	44,044	898	8.09%	44,105	898	8.08%	—	(4)	4
Total interest-bearing liabilities	1,759,932	10,375	2.34%	1,767,612	11,196	2.51%	(821)	(280)	(541)

Non interest-bearing liabilities:
Demand deposits	633,677			631,443
Other liabilities	46,029			45,382
Total liabilities	2,439,638			2,444,437
Shareholders' equity	252,325			239,836
Total liabilities and shareholders' equity	$2,691,963			$2,684,273

Fully taxable equivalent net interest income		23,914			22,755		$1,159	$593	$566
Net interest rate spread (1)			2.84%			2.64%
Net interest margin, fully taxable equivalent (2)			3.61%			3.45%
Taxable equivalent adjustment		(70)			(67)
Net interest income		$23,844			$22,688

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of other companies. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except ratio data)	2025	2025	2025	2025	2024	2025	2024
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$23,844	$22,688	$20,808	$19,817	$19,821	$87,157	$74,059
Fully taxable equivalent adjustment	70	67	76	80	88	293	336
Fully taxable equivalent net interest income (non-GAAP)	$23,914	$22,755	$20,884	$19,897	$19,909	$87,450	$74,395

Average interest-earning assets (GAAP)	$2,625,177	$2,617,680	$2,749,856	$2,729,661	$2,711,995	$2,680,133	$2,698,148

Net interest margin - fully taxable equivalent (non-GAAP)	3.61%	3.45%	3.05%	2.96%	2.92%	3.26%	2.76%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except ratio data)	2025	2025	2025	2025	2024	2025	2024
EFFICIENCY RATIO
Net interest income (GAAP)	$23,844	$22,688	$20,808	$19,817	$19,821	$87,157	$74,059
Fully taxable equivalent adjustment	70	67	76	80	88	293	336
Fully taxable equivalent net interest income (non-GAAP)	$23,914	$22,755	$20,884	$19,897	$19,909	$87,450	$74,395

Non-interest income (GAAP)	$6,673	$6,088	$(10,705)	$5,889	$6,056	$7,945	$23,230
Less: net (gains) losses on security transactions	—	—	17,498	—	—	17,498	—
Less: (gain) loss on sale of branch property	—	—	(629)	—	—	(629)	—
Adjusted non-interest income (non-GAAP)	$6,673	$6,088	$6,164	$5,889	$6,056	$24,814	$23,230

Non-interest expense (GAAP)	$18,388	$17,645	$17,769	$16,927	$17,823	$70,729	$67,250

Efficiency ratio (unadjusted)	60.25%	61.32%	175.88%	65.85%	68.88%	74.37%	69.12%
Efficiency ratio (adjusted)	60.12%	61.18%	65.69%	65.64%	68.64%	63.00%	68.89%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share and ratio data)	2025	2025	2025	2025	2024	2025	2024
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$254,709	$245,308	$234,966	$228,306	$215,309	$254,709	$215,309
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible equity (non-GAAP)	$232,885	$223,484	$213,142	$206,482	$193,485	$232,885	$193,485

Total assets (GAAP)	$2,710,235	$2,696,634	$2,852,488	$2,796,725	$2,776,147	$2,710,235	$2,776,147
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible assets (non-GAAP)	$2,688,411	$2,674,810	$2,830,664	$2,774,901	$2,754,323	$2,688,411	$2,754,323

Total equity to total assets at end of period (GAAP)	9.40%	9.10%	8.24%	8.16%	7.76%	9.40%	7.76%
Book value per share (GAAP)	$52.97	$50.98	$48.85	$47.49	$45.13	$52.97	$45.13

Tangible equity to tangible assets at end of period (non-GAAP)	8.66%	8.36%	7.53%	7.44%	7.02%	8.66%	7.02%
Tangible book value per share (non-GAAP)	$48.43	$46.44	$44.31	$42.95	$40.55	$48.43	$40.55

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except ratio data)	2025	2025	2025	2025	2024	2025	2024
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$252,325	$239,836	$229,161	$222,802	$219,254	$236,122	$205,280
Less: average intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Average tangible equity (non-GAAP)	$230,501	$218,012	$207,337	$200,978	$197,430	$214,298	$183,456

Return on average equity (GAAP)	12.17%	12.89%	(11.29%)	10.96%	10.73%	6.40%	11.53%
Return on average tangible equity (non-GAAP)	13.32%	14.18%	(12.48%)	12.15%	11.92%	7.05%	12.90%

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share and ratio data)	2025	2025	2025	2025	2024	2025	2024
NON-GAAP NET INCOME
Reported net income (GAAP)	$7,741	$7,792	$(6,452)	$6,023	$5,914	$15,104	$23,671
Net (gains) losses on security transactions (net of tax)	—	—	13,237	—	—	13,237	—
Net (gain) loss on sale of branch property (net of tax)	—	—	(463)	—	—	(463)	—
Net income (non-GAAP)	$7,741	$7,792	$6,322	$6,023	$5,914	$27,878	$23,671

Average basic and diluted shares outstanding	4,811	4,811	4,808	4,791	4,774	4,804	4,770

Reported basic and diluted earnings per share (GAAP)	$1.61	$1.62	$(1.35)	$1.26	$1.24	$3.14	$4.96
Reported return on average assets (GAAP)	1.14%	1.15%	(0.92%)	0.88%	0.85%	0.55%	0.86%
Reported return on average equity (GAAP)	12.17%	12.89%	(11.29%)	10.96%	10.73%	6.40%	11.53%

Basic and diluted earnings per share (non-GAAP)	$1.61	$1.62	$1.31	$1.26	$1.24	$5.80	$4.96
Return on average assets (non-GAAP)	1.14%	1.15%	0.90%	0.88%	0.85%	1.02%	0.86%
Return on average equity (non-GAAP)	12.17%	12.89%	11.07%	10.96%	10.73%	11.81%	11.53%

Category: Financial

Source: Chemung Financial Corp

For further information contact:
Dale M. McKim, III, EVP and CFO
dmckim@chemungcanal.com
Phone: 607-737-3714